Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-172518, 333-169747, 333-133247, 333-141713 and 333-144395) of our report dated March 11, 2011, relating to the financial statements and financial statement schedule of Sears Holdings Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Report on Form 10-K of Sears Holdings Corporation for the year ended January 29, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 11, 2011